SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

May 13, 2002
(Date of Report)
Date of earliest event reported: May 8, 2002

Intuit Inc.
(Exact name of Registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

0-21180 (Commission File Number)	77-0034661 (I.R.S. Employer Identification No.)

2535 Garcia Avenue
Mountain View, California 94043
(Address of principal executive offices)
(Zip Code)

Registrant’s telephone number, including area code:
(650) 944-6000

ITEM 5. OTHER EVENTS.
SIGNATURES

ITEM 5. OTHER EVENTS.

Planned Acquisition of CBS Payroll, Inc.

On May 8, 2002, Intuit Inc. (“Intuit”) announced that it had signed a definitive agreement to acquire Fort Worth-based CBS Employer Services, Inc., the parent company of CBS Payroll, one of the leading privately held full-service outsourced payroll companies. The acquisition, when completed, will enable Intuit to better serve small businesses that want to outsource their payroll function.

Intuit plans to combine CBS Payroll’s payroll services with its existing outsourced payroll services business, with Micheal Sykes, CBS Payroll's chief executive officer, running the combined business. Intuit’s payroll processing center in Reno and CBS Payroll’s payroll processing center in San Bernardino will be the largest centers for the combined business.

Under the terms of the agreement, Intuit will acquire the outstanding shares of CBS Payroll for approximately $78 million. Approximately $74.5 million will be paid in cash and the remainder will be paid in Intuit stock. Intuit expects CBS Payroll to contribute in excess of $30 million in revenue in fiscal year 2003, which begins Aug. 1, 2002, and expects no material impact on pro forma earnings per share in fiscal 2003. The acquisition is expected to close in the fourth quarter of Intuit’s fiscal 2002 (May 1, 2002 — July 31, 2002), so the company does not expect the acquisition to have a material impact on fiscal 2002 results. (The acquisition is subject to a variety of closing conditions, including regulatory approvals and approval of CBS Payroll stockholders.)

Planned Acquisition of American FundWare, Inc.

On May 9, 2002, Intuit announced that it had signed a definitive agreement to acquire Denver-based The Flagship Group. The Flagship Group is the holding company of American Fundware, Inc., a leading provider of accounting and business management software solutions for nonprofit organizations, universities and individual government agencies.

Intuit currently plans to operate American Fundware as a separate business unit led by Michael Potts, American Fundware’s chief executive officer, and will continue to offer its current products and services under the Intuit brand and FundWare product names. American Fundware will continue to be based in Denver.

Under the terms of the agreement, Intuit will acquire all of the outstanding shares of The Flagship Group for approximately $22 million in Intuit stock and $4 million in cash. Intuit expects American Fundware to contribute between $15 million and $20 million in revenue in fiscal year 2003, which begins Aug. 1, 2002, and expects no material impact on pro forma earnings per share in fiscal 2003. The acquisition is expected to close in the fourth quarter of Intuit’s fiscal 2002 (May 1, 2002 — July 31, 2002), so the company does not expect the acquisition to have a material impact on fiscal 2002 results. (The acquisition is subject to customary closing conditions, including the approval of The Flagship Group’s shareholders.)

SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	May 10, 2002	INTUIT INC.

		By:	/s/ Greg J. Santora Greg J. Santora Senior Vice President and Chief Financial Officer

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